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Exhibit A-1




Aggregate Amount of ScottishPower/PacifiCorp Securities Issued Since December 6, 2000 and Outstanding As of the End of the Reporting Period

Type of Security                       GBP             USD


Ordinary Shares, including
   options and warrants

Preferred stock                        None            None

Bank debt                                              None

Commercial paper                       None            $242,965,000

Bond issues - straight                 None            None

Bond issues - convertible              None            None

Guarantees                             None            None

Total                                                  $242,965,000